OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response	14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

FNB Corporation

(Name of Registrant as Specified In Its Charter)

FNB Corporation Shareholders Committee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This response letter was prepared by Gill R. Roseberry, a participant of the FNB Corporation Shareholders Committee, and was published in the News Messenger on December 15, 2007.

MERGER of EQUALS: GOOD for FNB SHAREHOLDERS and the REGION??

(Response to article published November 27, 2007)

Obviously in transactions like these there are many emotional issues.

Misinformation is a conceptual reality in these transactions as both sides have their own interpretations of the facts, but in the end what really matters is how you, the shareholders, the investors – the ultimate owners of the company – view how your investment is being managed. One does not have to look far to see that lately your investment has not produced a desirable return.

As far as illusionary rhetoric I think that management has capitalized on this in its presentation of the facts.

The FNB Shareholders for Progress group wants to “look at the facts and expose misconceptions.” Let’s look at their first point – a merger of equals.

Robert L. Blake, a Certified Public Accountant, with Blake and Moody, LLC, wrote in an opinion to the FNB Corporation Shareholders Committee:

“FNB Corporation management has termed the deal with Virginia Financial Group a merger of equals. However, the press release to the Associated Press on July 26, 2007 from Virginia Financial Group states ‘it will buy rival FNB Corp for about $240 million.’ Under the agreement, the FNB shareholders will receive 1.5850 shares of Virginia Financial Group common stock. This is a purchase. In accounting terms, the assets of FNB will be recorded on the books of VFGI as assets owned by VFGI. Upon consummation of the FNB acquisition, FNB will no longer exist. This is not a merger.”

First of all how can FNB be a rival of VFG when they don’t even compete in the same markets?

Secondly, Mr. Blake points out that the only reason management contends that FNB will own more than one-half of the combined company is based only on the fact that there are more outstanding shares of FNB stock than that of VFG. The deal still results in Virginia Financial Group as the surviving entity.

Dr. Vittorio Bonomo, Associate Professor of Finance at Virginia Tech addresses this issue in his October 6, 2007 analysis of the merger:

“Those who would benefit directly from the consummation of the proposed transaction have argued that this would not be a transfer of control over FNB resources and operations to VFG since the combined entity would have a larger number of shares owned by former FNB shareholders than by existing VFG shareholders. That doesn’t matter because the board of directors and executive management control a company. In this proposal, all of the key officers of VFG will stay in place – CEO, COO, and CFO – and VFG will control the board. It is stated that, for a period of three years, the board will be ‘balanced’ with an equal number of directors from FNB and from VFG. However, it must be noted that Mr. Heath will go on the board as one of the FNB representatives, but he will be employed by VFG, maintain his office in Culpeper or Charlottesville, report to the CEO, and, for all significant purposes, will be a VFG director. Thus, from day one, VFG will continue with its CEO, COO and CFO, and will have a majority of the reconstituted board.”

Talk about illusionary rhetoric, Messrs. Owen, Tarpley and Thompson claim that FNB personnel will hold the positions of president of the bank, director of retail and wealth management lines, head of operations, head of risk management, corporate secretary and other key jobs. They ask, “Where is the loss of control? So much for the dissenters’ claim that VFG will be running everything.”

My question to Messrs. Owen and Tarpley is this – During your banking careers and the mergers you have experienced in your positions in senior management, how much control did you have after a merger? From my 27 years of working with you and the comments made to me over those years, I would suggest that your control diminished after a merger.

If the acquisition goes through, it is my opinion that the operations center and bank may eventually be moved to the Staunton or Charlottesville area, which is a more central location based on the locations of the operations of the combined entity and the location of the operative management of the company.

The FNB Corporation Shareholders Committee has said all along that the opposition to the merger is not about the money, but to continue the community-oriented structure of FNB in order to continue its service to the local community and to fulfill its mission statement. Also from the FNB website they state:

“Our continued focus on community banking and community service is a defining element of our vision for the bank. We are pleased to take our place among the most outstanding businesses in our region.”

“We want you to be friends – and customers – for life. Our products and pricing reward those who do the most business with us. We never forget the people whose patronage built FNB. We are not focused on ‘making the numbers’ for the quarter, but on making our customers financially secure for a life time.”

FNB Shareholders for Progress state that the claim that Davenport made a presentation in February 2007 and “recommended against” the proposed merger is simply false. According to Dr. Bonomo, the company’s proxy statement says: “Further, the Davenport opinion is not a recommendation to any FNB shareholder as to how he or she should vote with regard to the merger. Davenport was not retained as an advisor or agent to FNB shareholders or any other person, and is acting only as an advisor to FNB’s board.”

There has been no mischaracterization of the facts and the FNB Corporation Shareholders Committee has no agenda other than preserving the community-oriented service that has been a staple in the region for over 100 years.

One thing that Messrs. Owen and Tarpley may have forgotten is that during their careers how many merger promises have been very short-lived? I would hope that prior personal feelings are not over-shadowing sound business decisions.

We are driving a “Cadillac” now, why would we want to revert to anything less?